Consulting Agreement

This Consulting Agreement (the "Agreement") is made and entered into this 1st day of February , 2012 by and between Neogenix Oncology, Inc. ("Neogenix" or the "Company"), with offices at 15015 Broschart Road, Suite 270, Rockville, MD, and Myron Arlen, M.D. (the "Consultant") of 81 Wensley Drive, Great Neck, NY 11021.

WITNESSETH:

WHEREAS, the Company desires to engage the Consultant to perform certain professional consulting services specified herein and the Consultant desires to be engaged as an independent contractor in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and the Consultant, the parties agree as follows:

1. Scope of Services and Responsibilities of the Consultant

(a) The Consultant shall provide Neogenix with the services set forth on Exhibit A hereto and other services and projects which are necessary and reasonably related to the provision of the aforementioned services or which are requested by the Company from time to time and agreed to by the parties pursuant to an additional statement of work, in accordance with the terms and conditions contained in this Agreement (collectively, the "Consulting Services").

(b) The Consultant shall maintain sole control and discretion as to the exact manner of the performance of the Consulting Services. However, the Consultant shall satisfy all reasonable deadlines, specifications, and requirements set forth by the Company for the provision of particular services, provide periodic, reasonably detailed written reports to the Company regarding the Consulting Services (including the amount of time spent on various services), and meet (whether in person, by telephone, or by e-mail) with the official(s) designated by the Company to monitor and evaluate the Consulting Services, as may be required by the Company on a periodic basis.

(c) In performing services under this Agreement, the Consultant will (i) use diligent efforts and professional skills and judgment; (ii) perform professional services in accordance with recognized standards of the applicable profession; and (iii) comply with the policies of Neogenix and any of its affiliates, subsidiaries, or business partners to which the Consulting Services are provided, to the extent the Consultant is made aware of any such policies.

(d) The Consultant shall comply fully with all federal, state, and local employment, labor, and taxation laws, regulations, and rules relating to the services to be performed by the Consultant.

2. Compensation for the Consulting Services

In consideration of the Consulting Services performed by the Consultant, the Company agrees to pay the Consultant in accordance with the Fee Schedule set forth on Exhibit A hereto.

3. Independent Contractor Status

It is understood and agreed that the Consultant will act solely as an independent contractor, and nothing in or in furtherance of this Agreement shall be construed to render the Consultant (including any person employed or engaged in any capacity by the Consultant) an employee of Neogenix or to entitle the Consultant to participate in any Neogenix benefit plan or program. The Consultant represents and warrants that (a) there are no agreements or other obligations that restrict the Consultant's ability to accept and/or perform any function of an engagement with the Company, (b) the Company has instructed the Consultant to refrain from divulging or using for the benefit of the Company any trade secret or confidential information which belongs to any person or entity other than the Company or the Consultant, and (c) the Consultant shall continue to secure, pay for, and maintain all insurances, licenses, and/or permits necessary to perform any of the services required under this Agreement including, but not limited to, general liability and workers' compensation insurance and payment of all federal, state, and local employment and other taxes (including unemployment insurance, social security taxes, and federal, state, and local withholding taxes). The Company will record payments to the Consultant on an Internal Revenue Service Form 1099, which it shall provide to the Consultant. The Company will not withhold any employment taxes on the Consultant's behalf.

4. Duration and Termination of Engagement

This Agreement shall take effect on the date first written above and shall continue in effect for a three

month period beginning on that date. Either party may terminate this Agreement at any time by providing at least ten (10) days' written notice to the other. The Agreement may be renewed for an additional specified period, by written agreement of the parties. The Consultant's sole right to compensation shall be for services performed by Consultant through the date of termination.

5. Indemnification

The Consultant shall indemnify and hold harmless the Company, its employees, directors, officers, and agents from and against any and all claims, demands, losses, damages, or expenses (including but not limited to attorneys' fees) that arise as a result of Consultant's performance or non-performance of the Consulting Services or relate in any way to the Consultant's representations and obligations herein.

6. Nondisclosure and Use of Confidential Information; Intellectual Property

(a) In connection with and in the course of performing the Consulting Services, the Consultant will be exposed and have direct access to and knowledge of certain of the Company's trade secrets and other confidential and proprietary information including, without limitation and regardless of whether in written, oral, electronic or other form, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, discoveries, ideas, intellectual property, scientific data, scientific findings and procedures or any other scientific, technical or trade secrets of the Company or of any third party (the "Confidential Information"). The Company has taken and will continue to take all reasonable measures to protect the confidentiality of such Confidential Information because of the critical value of such Confidential Information to the Company. All Confidential Information is and shall remain the sole property of the Company, and the Consultant agrees that the Consultant will hold it in the strictest confidence at all times, both during and following the engagement. Following the termination of this agreement, Consultant shall provide written certification within ten (10) days that Consultant has destroyed or returned all Confidential Information to the Company.

(b) The term, "data," shall mean writings, designs, specifications, software and other electronic compilations, slides, power point presentations, sound recordings, pictorial reproductions, photographs, drawings or other graphical representations, and work of any similar nature, whether in tangible or intangible form. All rights, title, and interest, including copyright interest, in any data or material discovered, developed, learned, created, produced, or provided by the Consultant, alone or in combination with any consultant to, client of or employee of the Company, that pertain in any way to the Consulting Services, are the exclusive property of the Company. The Consultant agrees that any contributions by the Consultant to the creation of such works shall be considered works made for hire by the Consultant for the Company and that such works shall be owned exclusively by the Company. To the extent that any such works may not be considered works made for hire for the Company under applicable law, the Consultant agrees to assign and, upon their creation, automatically assigns to the Company the ownership of such works, including copyright interests and any other intellectual property therein, without the necessity of any further consideration.

(c) The Consultant agrees to and does hereby grant to the Company full right, title, and interest to all inventions, improvements, or discoveries, whether patentable or otherwise, conceived or made in the performance of the Consulting Services. The Consultant further agrees to furnish promptly to the Company complete information thereon and execute all documents (including assignment in a form specified by the Company), furnish all information, and do all things necessary to facilitate the consideration of, and the filing and prosecution of, applications for patents throughout the world, without additional compensation from, but at the expense of, the Company.

7. Remedies for Breach

The Consultant acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company, and are not unduly burdensome to the Consultant. Without limiting the Company's rights to pursue any other legal and equitable remedies available to it for any breach or threatened breach by the Consultant, the Consultant acknowledges that a breach of the covenants stated herein would cause a loss to the Company that could not reasonably or adequately be compensated in damages in any action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of said covenants. Therefore, the Consultant agrees that the Company shall be entitled to injunctive relief without

the posting of a bond to prevent any breach or continuing or threatened breach of the Consultant's covenants, agreements and warranties as set forth herein. It is the intention of the parties hereto that if, in any action before any court empowered to enforce this Agreement, any term, restriction, covenant, agreement or promise is found to be unenforceable, then such term, restriction, covenant, agreement or promise shall be deemed modified to the extent necessary to make it enforceable by such court.

8. Waiver

Waiver by the Company of a breach of any provision of this Agreement or failure to enforce any such provision shall not be construed as a waiver of any subsequent breach of any such provision or of the Company's right to enforce any such provision. No act or omission of the Company shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Company's CEO.

9. Jurisdiction; Governing Law

Both parties agree that any action, demand, claim or counterclaim relating to this Agreement, or to its breach, shall be commenced in Maryland in a court of competent jurisdiction. This Agreement shall be deemed to have been made in state of Maryland, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Maryland, without giving effect to conflict of law principles.

10. Assignment

The Company may assign its rights and obligations under this Agreement to any entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets. The Consultant may not assign its rights and obligations under or subcontract any responsibilities under this Agreement without the prior written consent of Neogenix. Any assignments in contravention of this section shall be null and void.

11. No Third Party Beneficiaries

Nothing in this Agreement shall in any way insure to the benefit of any third person so as to make any such person a third party beneficiary of this Agreement or any term of this Agreement.

12. Notices

All notices, requests, consents, and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to another address as a party may designate by notice hereunder, as follows:

If to the Company:
Philip M. Arlen, CEO
Neogenix Oncology Inc.
15010 Broschart Road, Suite 270
Rockville, MD 20850
Facsimile: (516) 482-3848

If to the Consultant:
Myron Arlen, M.D.
81 Wensley Drive
Great Neck, NY 11021

13. Entire Agreement; Modifications

This Agreement constitutes the entire agreement of the parties hereto, and all previous communications between the parties, whether written or oral with reference to the subject matter of this Agreement, are hereby canceled and superseded. In addition, any and all agreements, formal or informal, previously entered into between the Consultant and the Company (including any of its affiliates and their or its predecessors), and any and all prior relationships between them, are hereby terminated. No modification of this Agreement shall be binding upon the parties hereto, unless such is in writing and duly authorized and signed by the respective parties hereto. In the event any words, phrases, clauses, sentences or other provision hereof are invalid or violate any applicable law, such offending provision(s) shall be ineffective to the extent of such violation without invalidating the remainder of this Agreement. This Agreement shall take effect when signed by both parties.

Neogenix Oncology, Inc.

By: Philip M. Arlen, M.D.
Chief Executive Officer

Myron Arlen, M.D.

Exhibit A

1. *Consultant's Services.* The Consultant shall serve in the capacity of "Senior Medical Advisor," and shall provide the following services to the Company:

- Establish relationships with medical centers and collaborators for access to relevant clinical samples;
- Support the preparation of publications and other scientific materials;
- Strategic planning input and participation to establish key priorities for internal research group;
- Network with relevant medical and scientific community to support Company-approved message and communication of data that has been authorized for public release; and
- Any additional, related support to the Company, as requested.

2. *Consideration.* The Company will pay the Consultant $12,500.00 per month for the Consultant's Services.

3. *Expenses.* The Consultant must obtain the Company's pre-approval of any expenses that the Consultant intends to incur in the performance of the Consultant's Services and for which the Consultant intends to seek reimbursement from the Company. For all such approved expenses, the Consultant shall submit appropriate written documentation substantiating all approved expenses and the Company shall pay the Consultant the amounts due within 20 days after it receives such documentation.